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                                                                    EXHIBIT 99.3

                KRAMONT SIGNS AGREEMENT TO ACQUIRE KILLINGLY, CT,
           SHOPPING CENTER; PURCHASE OF GROCERY-ANCHORED NEIGHBORHOOD
                          CENTER VALUED AT $8.3 MILLION

         PLYMOUTH MEETING, PA., APRIL 1, 2002 -- Kramont Realty Trust (NYSE:KRT), a neighborhood and community shopping center real estate investment trust, today announced it has signed a definitive agreement to acquire privately owned Killingly Shopping Center, Killingly, CT, for approximately $8.3 million in cash.

         The 75,376 square foot neighborhood center, which is nearly 100 percent occupied, is anchored by a 50,000 square foot A&P Save A Center and liquor store. Major tenants include Blockbuster Video, Strawberries, and Eblens Casual, a popular local clothing store.

         Louis P. Meshon, Sr., president and chief executive officer of Kramont, said: "The Killingly center is a welcome addition to our property portfolio. It has an excellent location in a stable, economically strong region. It is adjacent to Interstate 395 and heavily traveled state highways, making it easily accessible from a wide trade area. Kramont has four other centers in Connecticut and one in Providence, RI, just 30 miles away, facilitating the management of Killingly at little additional expense."

         The transaction is expected to be completed by May 31, 2002, and is subject to the usual real estate due diligence matters.

         Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisition, leasing, development and management. The company owns, operates, manages and has under development 87 properties encompassing approximately 11.6 million square feet of leasable space in 16 states.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.

Risks and other factors that might cause such a difference include, but are not limited to, the effect of economic and market conditions; risks that the Company's acquisition and development projects will fail to perform as expected; cost overruns and delays on expansion and development projects; financing risks, such as the inability to obtain debt or equity financings on favorable terms; the level and volatility of interest rates; loss or bankruptcy of one or more of the Company's major retail tenants; failure of the company's properties to generate additional income to offset increases in operating expenses and loss of interest income and failure to consummate a strategic transaction, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Contact:  Kramont Realty Trust, Plymouth Meeting
          Louis P. Meshon, Sr., 610/825-7100
          lmeshonsr@kramont.com